Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES

	Barcelona Brussels Chicago Frankfurt Hamburg	New Jersey New York Northern Virginia Orange County Paris

June 13, 2008 Tessera Technologies, Inc. 3099 Orchard Drive San Jose, California 95134	Hong Kong London Los Angeles Madrid Milan Moscow Munich	San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8
7,200,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Tessera Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 6,000,000 shares of common stock of the Company (the “Option Shares”), $0.001 par value per share (the “Common Stock”), pursuant to the Company’s Fourth Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), 1,000,000 shares of Common Stock (the “ESPP Shares”) pursuant to the Company’s 2003 Employee Stock Purchase Plan and 200,000 shares of Common Stock (the “IESPP Shares” and, together with the Option Shares and the ESPP Shares, the “Shares”) pursuant to the Company’s International Employee Stock Purchase Plan (together with the 2003 Plan and the ESPP, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period) of the options or stock awards pursuant to which the Option Shares will be issued are determined by resolution

June 13, 2008

of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the 2003 Plan, when the person or persons entitled to receive Option Shares and the number of Option Shares to be issued to such person or persons pursuant to the options or stock awards granted under the 2003 Plan are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the 2003 Plan, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plans, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP